Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Edith Ramirez, Chairwoman
Julie Brill
Maureen K. Ohlhausen
Joshua D. Wright
Terrell McSweeny

)
In the Matter of	)
)
GRACO INC.,	)
a corporation,	)	Docket No. 9350
)
ILLINOIS TOOL WORKS INC.,	)	PUBLIC
a corporation, and	)
)
ITW FINISHING LLC,	)
a limited liability company.	)
)

DECISION AND ORDER

[Redacted Public Version]

The Federal Trade Commission (“Commission”), having heretofore issued its administrative Complaint charging Respondents Graco Inc. (“Graco”), Illinois Tool Works Inc., and ITW Finishing LLC (“ITW”), hereinafter referred to as the Respondents, with violations of Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18, and Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45, and the Respondents having been served with a copy of the Complaint, together with a notice of contemplated relief, and the Respondents having answered the Complaint denying said charges; and

The Respondents, their attorneys, and counsel for the Commission having thereafter executed an Agreement Containing Consent Orders (“Consent Agreement”), containing an admission by the Respondents of all the jurisdictional facts set forth in the aforesaid Complaint, a statement that the signing of said Consent Agreement is for settlement purposes only and does not constitute an admission by the Respondents that the law has been violated as alleged in such Complaint, or that the facts as alleged in such Complaint, other than jurisdictional facts, are true, and waivers and other provisions as required by the Commission’s Rules; and

The Secretary of the Commission having thereafter withdrawn the matter from adjudication in accordance with § 3.25(c) of its Rules; and

The Commission having thereafter considered the matter and the executed Consent Agreement, and thereupon issued its Order to Hold Separate and Maintain Assets, and having accepted the executed Consent Agreement and placed such agreement on the public record for a period of thirty (30) days, and having duly considered the comments filed by interested persons pursuant to Commission Rule 2.34, 16 C.F.R. § 2.34, and having modified the Decision and Order in certain respects, now in further conformity with the procedure prescribed in § 3.25(f) of its Rules, the Commission hereby makes the following jurisdictional findings and issues the following Decision and Order (“Order”):

1.	Respondent Graco Inc. is a corporation organized, existing, and doing business under, and by virtue of, the laws of the State of Minnesota, with its office and principal place of business located at 88-11th Avenue Northeast, Minneapolis, Minnesota 55413.

2.	Respondent Illinois Tool Works Inc. is a corporation organized, existing, and doing business under, and by virtue of, the laws of the State of Delaware, with its office and principal place of business located at 3600 West Lake Avenue, Glenview, Illinois 60026.

3.	Respondent ITW Finishing LLC is a limited liability company organized, existing, and doing business under and by virtue of the laws of the State of Delaware, with its office and principal place of business located at 3600 West Lake Avenue, Glenview, Illinois 60026. ITW Finishing LLC is indirectly wholly owned by Illinois Tool Works Inc.

4.	The Federal Trade Commission has jurisdiction of the subject matter of this proceeding and of the Respondents, and the proceeding is in the public interest.

ORDER

I.

IT IS HEREBY ORDERED that, as used in this Order, the following definitions shall apply:

A.	“Graco” means Graco Inc., its directors, officers, employees, agents, representatives, successors, and assigns; and its subsidiaries, divisions, groups and affiliates in each case controlled by Graco, and the respective directors, officers, employees, agents, representatives, successors, and assigns of each. After the Acquisition Date, Graco includes the Liquid Finishing Business Assets. After the Divestiture Date, Graco excludes the Liquid Finishing Business Assets and any subsidiaries that are divested in connection with the divestiture of the Liquid Finishing Business Assets.

B.	“ITW” means Illinois Tool Works Inc., its directors, officers, employees, agents, representatives, successors, and assigns; and its subsidiaries, divisions, groups and affiliates in each case controlled by ITW (including, but not limited to, Respondent ITW Finishing LLC), and the respective directors, officers, employees, agents, representatives, successors, and assigns of each.

C.	“Commission” means the Federal Trade Commission.

D.

“3M” means 3M Company, a corporation organized, existing and doing business under and by virtue of the laws of the State of Delaware, with its headquarters address located at 3M Center, St. Paul, Minnesota 55144-1000. The term “3M” includes 3M Innovative Properties Company.

E.	“3M Agreements” means the 3M Settlement Agreement and the 3M Supply and License Agreement. The 3M Agreements are attached as Appendix 1, Confidential Exhibit 1, to this Order.

F.	“3M Settlement Agreement” means the Settlement Agreement, dated October 23, 2008, by and among 3M Company, 3M Innovative Properties Company, Illinois Tool Works Inc. and ITW Finishing LLC.

G.	“3M Supply and License Agreement” means the Supply and License Agreement, dated October 23, 2008, by and among 3M Company, 3M Innovative Properties Company, Illinois Tool Works Inc. and ITW Finishing LLC.

H.	“3M-ITW Settlement-Related Agreements” means all agreements and releases by and between Graco and ITW related to the settlement between 3M and ITW of the lawsuit filed by 3M against ITW on March 8, 2013, in the United States District Court for the District of Minnesota, 3M Company and 3M Innovative Properties Company v. Illinois Tool Works, Inc. and ITW Finishing L.L.C., Case No. 0:13-CV-00553 (“3M-ITW Settlement”), pursuant to which Respondents have agreed, among other things, to transfer and convey the 3M Agreements and the DeKups IP and Tooling to, and for use in connection with, the Liquid Finishing Business. The 3M-ITW Settlement-Related Agreements are attached as Appendix 1, Confidential Exhibit 2, to this Order.

I.	“Acquisition” means the acquisition described in the Asset Purchase Agreement, by and among Graco Inc., Graco Holdings Inc., Graco Minnesota Inc., Illinois Tool Works Inc., and ITW Finishing LLC, dated April 14, 2011 (the “Asset Purchase Agreement”), including the First Amendment to the agreement, dated April 2, 2012.

J.	“Acquisition Date” means April 2, 2012, the date the Acquisition was consummated.

K.	“Business Records” means all originals and all copies of any operating, financial or other information, documents, data, computer files (including files stored on a computer’s hard drive or other storage media), electronic files, books, records, ledgers, papers, instruments, and other materials, whether located, stored or maintained in traditional paper format or by means of electronic, optical, or magnetic media or devices, photographic or video images, or any other format or media, including, without limitation: distributor files and records; customer files and records, customer lists, customer product specifications, customer purchasing histories, customer service and support materials, customer approvals and other information; credit records and information; correspondence; referral sources; supplier and vendor files and lists;

advertising, promotional and marketing materials, including website content; sales materials; research and development data, files, and reports; technical information; data bases; studies; drawings, specifications and creative materials; production records and reports; service and warranty records; equipment logs; operating guides and manuals; employee and personnel records; educational materials; tax returns; financial and accounting records; and other documents, information, and files of any kind.

L.	“Commission-approved Acquirer” means any Person that receives the prior approval of the Commission to acquire the Liquid Finishing Business Assets pursuant to Paragraph II. (or Paragraph V.) of this Order.

M.	“Confidential Business Information” means competitively sensitive, proprietary and all other business information of any kind, except for any information that Respondents demonstrate (i) was or becomes generally available to the public other than as a result of a disclosure by Respondents, or (ii) was available, or becomes available, to Respondents on a non-confidential basis, but only if, to the knowledge of Respondents, the source of such information is not in breach of a contractual, legal, fiduciary, or other obligation to maintain the confidentiality of the information.

N.	“DeKups Products” means all “Supplied Products” within the meaning of the 3M Supply and License Agreement as identified and described on Exhibit A to the 3M Supply and License Agreement, which is attached as part of Appendix 1, Confidential Exhibit 1, to this Order.

O.	“DeKups IP and Tooling” means the DeKups Intellectual Property identified and described on Appendix 1, Exhibit 3, to this Order, and all tooling, molds, dies, and other equipment relating to the DeKups Products to which ITW has or had any rights or interests (including reversionary) pursuant to the 3M Agreements or otherwise. The DeKups IP and Tooling are included in the Liquid Finishing Business Intellectual Property and are required to be divested to the Commission-approved Acquirer pursuant to this Order.

P.	“DeVilbiss Powder Finishing Intellectual Property” means all Intellectual Property that is necessary for making, having made, using, offering for sale, selling, importing or exporting DeVilbiss Powder Finishing Products, which are specifically identified and described on Appendix 2, Exhibit 1, to this Order. The DeVilbiss Powder Finishing Intellectual Property is included in the LFB Powder Finishing Intellectual Property and is required to be divested to the Commission-approved Acquirer pursuant to this Order.

Q.

“DeVilbiss Powder Finishing Products” means the powder finishing products and systems manufactured, sold or serviced under the DeVilbiss® trademarks or brand names prior to the Acquisition by Respondent ITW, and are specifically identified and described on Appendix 2, Exhibit 1, to this Order.

R.	“Direct Cost” means an amount not to exceed the cost of labor (inclusive of benefits), material, travel, and other expenditures to the extent such costs are directly incurred to provide the relevant assistance, support, or service. In the case of Respondent’s hourly employees who provide labor, the cost of labor shall not exceed the hourly wage rate, together with the prorated cost of benefits, for any such employees. In the case of Respondent’s salaried employees who provide labor, the cost of labor shall not exceed the prorated base salary, together with the prorated cost of benefits, for any such employees.

S.	“Divested Ransburg Powder Finishing Intellectual Property” means the Ransburg Powder Finishing Intellectual Property including, but not limited to (but specifically excluding the Retained Ransburg Powder Finishing Intellectual Property), the Intellectual Property identified and described on Appendix 3, Exhibit 2, to this Order. The Divested Ransburg Powder Finishing Intellectual Property is included in the LFB Powder Finishing Intellectual Property and is required to be divested by Graco to the Commission-approved Acquirer pursuant to this Order.

T.	“Divestiture Agreement(s)” means any agreement(s) that receive the prior approval of the Commission between Respondent Graco (or between a Divestiture Trustee appointed pursuant to Paragraph V. of this Order) and a Commission-approved Acquirer to purchase the Liquid Finishing Business Assets (including any related agreements, including but not limited to, a Graco License, an LFB License-Back, and any Transitional Services agreement), and all amendments, exhibits, attachments, agreements, and schedules thereto that have been approved by the Commission.

U.	“Divestiture Date” means the date on which Respondent Graco (or the Divestiture Trustee) and a Commission-approved Acquirer consummate a transaction to divest, license, assign, grant, transfer, deliver, and otherwise convey the Liquid Finishing Business Assets completely and as required by Paragraph II. (or Paragraph V.) of this Order.

V.	“Gema Powder Finishing Business” means the worldwide business of developing, assembling, manufacturing, distributing, selling, or servicing Gema Powder Finishing Products conducted prior to the Acquisition by Respondent ITW, and as it has been operated by Respondent Graco since the Acquisition, including all business activities relating thereto, but only if and to the extent that such operations and activities are consistent with Graco’s obligations pursuant to this Order and the Hold Separate. For the avoidance of doubt, the Gema Powder Finishing Business does not include the Liquid Finishing Business or the LFB Powder Finishing Business. For the further avoidance of doubt, the Gema Powder Finishing Business was acquired by Respondent Graco in the Acquisition and is not required to be divested pursuant to this Order.

W.	“Gema Powder Finishing Products” means the powder finishing products and systems manufactured, sold, or serviced prior to the Acquisition by Respondent ITW, including, but not limited to, powder finishing products and systems manufactured, sold, or serviced under the Gema® trademark or brand name and any improvements or additions thereto specifically directed to developing, assembling, manufacturing, distributing, selling, or servicing powder finishing systems and products; provided, however, that the Gema Powder Finishing Products do not include the Liquid Finishing Products or the LFB Powder Finishing Products.

X.	“Graco License” means: (i) a worldwide, fully paid-up, royalty-free, perpetual, irrevocable, transferrable license by Respondent Graco to the Commission-approved Acquirer under the Graco Retained Intellectual Property, and (ii) such tangible embodiments of the licensed rights (including but not limited to physical and electronic copies) as may be necessary to enable the Commission-approved Acquirer to utilize the licensed rights. The purpose of the Graco License is to assure the continued and unimpeded research, development, manufacture, use, import, export, distribution, offer to sell, and sale of the Liquid Finishing Products and the LFB Powder Finishing Products. The Graco License for the Category 1 - Graco Retained Intellectual Property shall be sub- licensable, and on an exclusive basis (except as to Respondent Graco and except as to Graco’s right to have products made on its behalf by another under the Graco Retained Intellectual Property), and shall convey the right to the Commission-approved Acquirer to enforce all rights in the Category 1 - Graco Retained Intellectual Property. The Graco License for the Category 2- Graco Retained Intellectual Property shall include the Commission-approved Acquirer’s right to have products made on its behalf by another, and shall be on such further terms and conditions as receive the prior approval of the Commission. The Commission-approved Acquirer shall not have the right to assign or transfer the Graco License without Graco’s prior written consent, which consent shall not be unreasonably withheld, except (i) if such assignment or transfer occurs in connection with a merger or the sale or other disposition of all or substantially all of the assets or stock of the Liquid Finishing Business and/or the LFB Powder Finishing Business, and (ii) the assignee agrees in writing to be bound by all of the Commission-approved Acquirer’s obligations under the Graco License.

Y.	“Graco Retained Intellectual Property” means (i) Category 1: the Retained Ransburg Powder Finishing Intellectual Property, which is specifically identified and described on Appendix 3, Exhibit 3 to this Order, and (ii) Category 2: Intellectual Property included as an asset of the Gema Powder Finishing Business for which a license to the Commission- approved Acquirer is necessary to assure the continued and unimpeded operations of the Liquid Finishing Business and the LFB Powder Finishing Business after the Divestiture Date. The Graco Retained Intellectual Property that must be licensed to the Commission- approved Acquirer pursuant to a Graco License is specifically identified and described on Appendix 4 to this Order. Respondent Graco shall maintain the Category 1 - Graco Retained Intellectual Property in force, which includes paying maintenance fees for issued patents, diligently prosecuting any pending patent applications, and maintaining the confidentiality of trade secrets; provided, however, that Respondent Graco may be relieved of the duty to maintain any portion of the Category 1 - Graco Retained Intellectual Property in force by transferring the ownership of such portion of the Graco Retained Intellectual Property to the Commission-approved Acquirer.

Z.	“Hold Separate” means the Order to Hold Separate and Maintain Assets issued by the Commission in this matter.

AA.	“Hold Separate Business” means the (i) Liquid Finishing Business Assets, (ii) Liquid Finishing Business, and (iii) LFB Powder Finishing Business.

BB.	“Intellectual Property” means all intellectual property and all associated rights thereto, including all of the following in any jurisdiction throughout the world: (i) all brand names, commercial names, trade names, “doing business as” (d/b/a) names, registered and unregistered trademarks, trade dress, logos, slogans, service marks, internet domain names, internet website content (together with all translations, adaptions, derivations, and combinations thereof), including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (ii) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, and all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, and all rights to obtain and file for patents and registrations thereof; (iii) all copyrightable works, all registered and unregistered copyrights in both published works and unpublished works, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all know-how, trade secrets, and confidential or proprietary information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, tooling, molds, dies, equipment, engineering, technical data and information, blue prints, designs, drawings, specifications, protocols, quality control information, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and all other data, technology, and plans); (vi) all computer software (including source code, executable code, data, databases, and related documentation); (vii) all advertising and promotional materials; (viii) all other proprietary rights; (ix) all copies and tangible embodiments thereof (in whatever form or medium); and (x) all rights to sue and recover damages or obtain injunctive relief for infringement, dilution, misappropriation, violation, or breach of any of the foregoing.

CC.	“LFB License-Back” means: (i) a fully paid-up, royalty-free, perpetual, irrevocable, transferable license by the Commission-approved Acquirer to Respondent Graco under the Licensed-Back Powder Finishing Intellectual Property, and (ii) such tangible embodiments of the licensed rights (including but not limited to physical and electronic copies) as may be necessary to enable Respondent Graco to utilize the licensed rights. The LFB License-Back shall be on such further terms and conditions as receive the prior approval of the Commission; provided, however, that the LFB License-Back shall be limited to the following field/application: powder finishing.

DD.	“LFB Powder Finishing Business” means the worldwide business of developing, assembling, manufacturing, distributing, selling, or servicing the LFB Powder Finishing Products conducted prior to the Acquisition by Respondent ITW, and as it has been and is required to be maintained since the Acquisition pursuant to the requirements of the Hold Separate, including all business activities relating thereto.

EE.	“LFB Powder Finishing Intellectual Property” means all DeVilbiss Powder Finishing Intellectual Property and all Divested Ransburg Powder Finishing Intellectual Property owned or licensed (as licensor or licensee) by Respondent Graco (after the Acquisition) in which Graco has a proprietary interest, and all associated rights thereto, that were acquired by Graco in the Acquisition or that have been assigned, transferred, conveyed to, acquired, or owned by Graco after the Acquisition, and that are required to be divested by Graco to the Commission-approved Acquirer pursuant to this Order.

FF.	“LFB Powder Finishing Products” means the DeVilbiss Powder Finishing Products and the Ransburg Powder Finishing Products, which are identified and described on Appendix 2, Exhibits 1 and 2, respectively, to this Order.

GG.	“Licensed-Back Powder Finishing Intellectual Property” means the Divested Ransburg Powder Finishing Intellectual Property, which is specifically identified and described on Appendix 5 to this Order, and which Graco is permitted to license back from the Commission-approved Acquirer consistent with the divestiture requirements of Paragraph II.A of this Order pursuant to an LFB License-Back.

HH.	“Liquid Finishing Business” means the worldwide business of developing, assembling, manufacturing, distributing, selling, or servicing Liquid Finishing Products conducted prior to the Acquisition by Respondent ITW, and as it has been and is required to be maintained since the Acquisition pursuant to the requirements of the Hold Separate, including all business activities relating thereto.

II.	“Liquid Finishing Business Assets” means all of Graco’s rights, title, and interest in and to all property and assets, tangible and intangible, of every kind and description, wherever located, and any improvements or additions thereto, relating to the Liquid Finishing Business or to the LFB Powder Finishing Business that were acquired by Graco in the Acquisition (except as otherwise provided in this Order) or that have been assigned, transferred, conveyed to, or acquired or owned by Graco after the Acquisition pursuant to the 3M-ITW Settlement-Related Agreements or otherwise, and as they have been and are required to be maintained pursuant to the requirements of the Hold Separate, including but not limited to:

1.	All real property interests (including fee simple interests and real property leasehold interests), including all easements, appurtenances, licenses, and permits, together with all buildings and other structures, facilities, and improvements located thereon, owned, leased, or otherwise held;

2.	All Tangible Personal Property, including any Tangible Personal Property removed from any location of the Liquid Finishing Business or of the LFB Powder Finishing Business since the date of the announcement of the Acquisition, and not replaced, if such property was used in connection with the operation of the Liquid Finishing Business or of the LFB Powder Finishing Business prior to the Acquisition;

3.	All inventories, wherever located, including all finished product, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed in the production of finished products;

4.	All (a) trade accounts receivable and other rights to payment from customers of Respondents and the full benefit of all security for such accounts or rights to payment, (b) all other accounts or notes receivable by Respondents and the full benefit of all security for such accounts or notes, and (c) any claim, remedy, or other right related to any of the foregoing;

5.	All agreements and contracts (including, but not limited to, the 3M Agreements and other agreements and contracts with customers, distributors, suppliers, vendors, sales representatives, agents, licensees, and licensors), purchase orders, sales orders, leases, mortgages, notes, bonds, and other binding commitments, whether written or oral, and all rights thereunder and related thereto;

6.	All consents, licenses, certificates, registrations, or permits issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any legal requirement, and all pending applications therefor or renewals thereof;

7.	All intangible rights and property, including all Liquid Finishing Business Intellectual Property and all LFB Powder Finishing Business Intellectual Property, and all going-concern value, goodwill, telephone, telecopy, and e-mail addresses and listings;

8.	All Business Records; provided, however, that where documents or other materials included in the Business Records to be divested contain information: (a) that relates both to the Liquid Finishing Business Assets to be divested and to Respondent Graco’s retained assets or other products or businesses and cannot be segregated in a manner that preserves the usefulness of the information as it relates to the Liquid Finishing Business Assets to be divested; or (b) for which the relevant party has a legal obligation to retain the original copies, the relevant party shall be required to provide only copies or relevant excerpts of the documents and materials containing this information. In instances where such copies are provided to the Commission-approved Acquirer, the relevant party shall provide the Commission-approved Acquirer access to original documents under circumstances where copies of the documents are insufficient for evidentiary or regulatory purposes;

9.	All insurance benefits, including rights and proceeds;

10.	All rights under warranties and guarantees, express or implied; and

11.	All rights relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

Provided, however, that the Liquid Finishing Business Assets need not include any part of such assets that the Commission-approved Acquirer determines it does not need, or that the Commission otherwise determines need not be divested, if the Commission approves the divestiture without such assets, and

Provided further that the Liquid Finishing Business Assets shall not include the following (and Respondent Graco is not required to divest any of the following to the Commission-approved Acquirer pursuant to this Order):

a.	The Graco Retained Intellectual Property (except insofar as the Liquid Finishing Business Assets shall include a Graco License to the Graco Retained Intellectual Property as provided in Paragraph II.D. of this Order);

b.	Properties, tangible and intangible, used in or relating to the businesses engaged in by Respondent Graco (other than the Liquid Finishing Business and the LFB Powder Finishing Business), including but not limited to the worldwide business of develop- ing, assembling, manufacturing, distributing, selling, or servicing liquid finishing sys- tems and products in which Respondent Graco was engaged prior to the Acquisition and in which Respondent Graco has continued to be engaged since the Acquisition; and

c.	Assets and properties, tangible and intangible, relating to the Gema Powder Finishing Products and/or the Gema Powder Finishing Business, except for any Intellectual Property specifically identified on Appendix 6 or Appendix 3, Exhibit 2, to this Order.

JJ.	“Liquid Finishing Business Employees” means any full-time, part-time, or contract employees of the Liquid Finishing Business or the LFB Powder Finishing Business who were employed at any time immediately prior to the Acquisition through the Divestiture Date.

KK.	“Liquid Finishing Business Intellectual Property” means all Intellectual Property owned or licensed (as licensor or licensee) by Respondent Graco (after the Acquisition) in which Graco has a proprietary interest, and all associated rights thereto, that were acquired by Graco in the Acquisition or that have been assigned, transferred, conveyed to, acquired, or owned by Graco after the Acquisition, or by Respondents pursuant to the 3M-ITW Settlement-Related Agreements or otherwise (including, but not limited to, the DeKups IP and Tooling), and that relate to the Liquid Finishing Products and/or the Liquid

Finishing Business, all of which is required to be divested by Graco to the Commission- approved Acquirer pursuant to this Order. The Liquid Finishing Business Intellectual Property includes, but is not limited to, the Intellectual Property identified and described on Appendix 1, Exhibit 3, and Appendix 6.

LL.	“Liquid Finishing Products” means the liquid finishing products and systems manufactured, sold, or serviced prior to the Acquisition by Respondent ITW, including, but not limited to, liquid finishing products and systems manufactured, sold, or serviced under the Binks®, DeVilbiss®, Ransburg®, and BGK Finishing Systems trademarks or brand names, and any improvements or additions thereto specifically directed to developing, assembling, manufacturing, distributing, selling, or servicing liquid finishing systems and products.

MM.	“Person” means any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a governmental body.

NN.	“Prospective Acquirer” means a Person that Respondent Graco (or a Divestiture Trustee) intends to submit as a Commission-approved Acquirer to the Commission for its prior approval pursuant to Paragraph II. (or Paragraph V.) of this Order.

OO.	“Ransburg Powder Finishing Intellectual Property” means all Intellectual Property that is necessary for making, having made, using, offering for sale, selling, importing, or exporting Ransburg Powder Finishing Products, including, but not limited to, the Intellectual Property specifically identified and described on Appendix 3, Exhibit 1, to this Order.

PP.	“Ransburg Powder Finishing Products” means the powder finishing products and systems manufactured, sold, or serviced under the Ransburg® trademarks or brand names prior to the Acquisition by Respondent ITW, which are specifically identified and described on Appendix 2, Exhibit 2, to this Order.

QQ.	“Respondents” means Graco and ITW, individually and collectively.

RR.	“Retained Ransburg Powder Finishing Intellectual Property” means the Ransburg Powder Finishing Intellectual Property specifically identified and described on Appendix 3, Exhibit 3, to this Order. The Retained Ransburg Powder Finishing Intellectual Property is not required to be divested by Graco to the Commission-approved Acquirer pursuant to Paragraph II.A. of this Order; provided, however, that Graco is required to enter into a Graco License conveying rights in the Graco Retained Intellectual Property, including, but not limited to, the Retained Ransburg Powder Finishing Intellectual Property, to the Commission-approved Acquirer in accordance with the requirements of Paragraph II.D. of this Order.

SS.	“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, rolling stock, and other items of tangible personal property (other than inventories) of every kind owned or leased (including, but not limited to, all tangible personal property included in the DeKups IP and Tooling), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

TT.	“Transitional Services” means any transitional assistance, support, or services necessary to enable the Commission-approved Acquirer to continue the development, manufacturing, distribution, sales, and services related to operation of the Liquid Finishing Business Assets, including, but not limited to, the provision of administrative services, consultation and advice, technical assistance, and training.

II.

IT IS FURTHER ORDERED that:

A.	Respondent Graco shall divest the Liquid Finishing Business Assets, absolutely and in good faith, at no minimum price, as an on-going business, no later than 180 days after the date this Order becomes final, to a Commission-approved Acquirer, and only in a manner (and pursuant to a Divestiture Agreement with the Commission-approved Acquirer) that receives the prior approval of the Commission; provided, however, that nothing in this Order shall prevent Respondent Graco from entering into an LFB License-Back, subject to the prior approval of the Commission, with the Commission-approved Acquirer.

B.	No later than the Divestiture Date, Respondent Graco shall secure all consents, assignments, waivers, licenses, certificates, registrations, permits, and other authorizations from all Persons that are necessary for the divestiture and operation of the Liquid Finishing Business Assets to the Commission-approved Acquirer; provided, however, that Respondent Graco may satisfy this requirement by certifying that the Commission-approved Acquirer has executed appropriate agreements directly with each of the relevant Persons.

C.	In the event Respondent Graco is unable to obtain any consent(s), assignment(s), waiver(s), license(s), certificate(s), registration(s), permit(s), or other authorizations necessary for the divestiture and/or operation of the Liquid Finishing Business Assets from any Person, Respondent Graco shall:

1.	Provide such assistance as the Commission-approved Acquirer may reasonably request in its efforts to obtain a comparable license, certificate, registration, permit, or other authorization; and/or

2.	With the acceptance of the Commission-approved Acquirer and the prior approval of the Commission, substitute equivalent assets or arrangements.

D.	No later than the Divestiture Date, Respondent Graco shall grant a Graco License under the Graco Retained Intellectual Property to the Commission-approved Acquirer in connection with the Liquid Finishing Business Assets as divested pursuant to this Order, and only in a manner (and pursuant to a Divestiture Agreement with the Commission- approved Acquirer) that receives the prior approval of the Commission. Respondent Graco is not required to make any representations or warranties with respect to the ownership, existence, or maintenance of the Category 2 – Graco Retained Intellectual Property in the Divestiture Agreement.

E.	Respondent Graco:

1.	shall not join, file, prosecute, or maintain any suit, in law or equity, or take any administrative action, either directly or indirectly through a third party (including assignees, transferees, or licensees), against the Commission-approved Acquirer or any of its customers or affiliates (including integrators, distributors, licensees, manufacturers, and suppliers), assigns or successors in interest, under or with regard to any Intellectual Property acquired by Respondent Graco in the Acquisition or developed or otherwise obtained by the Hold Separate Business during the Hold Separate Period, and owned or licensed by Respondent Graco relating to the Gema Powder Finishing Business or to the Liquid Finishing Business Assets as of the Divestiture Date, if such suit or action would, or would have the potential to, interfere with the Commission-approved Acquirer’s freedom to practice in the research, development, manufacture, use, import, export, distribution, offer to sell, or sale of any Liquid Finishing Products or LFB Powder Finishing Products; and

2.	shall not (i) assert, directly or indirectly through a third party, any Intellectual Property rights acquired by Respondent Graco in the Acquisition against the Commission- approved Acquirer or any of its customers or affiliates, or assigns or successors in interest, if such assertion would, or would have the potential to, interfere with the Commission-approved Acquirer’s freedom to practice in the research, development, manufacture, use, import, export, distribution, offer to sell, or sale of any Liquid Finishing Products or LFB Powder Finishing Products; or (ii) seek to challenge or invalidate any rights under the Liquid Finishing Business Intellectual Property or the LFB Powder Finishing Intellectual Property in a civil action or administrative proceeding, to the extent that the Commission-approved Acquirer or any of its customers or affiliates, or assigns or successors in interest, exercise the rights divested by, expressly granted by, or that are required to be granted by Graco pursuant to the requirements of this Order;

provided, however, that the scope of the prohibitions in sub-Paragraphs II.E.1 and II.E.2 of this Order shall be limited for the DeVilbiss Powder Finishing Products to South America and for the Ransburg Powder Finishing Products to transportation and related supply chain markets; and

3.	shall include a covenant not to sue or take any other action effecting the foregoing prohibitions in sub-Paragraphs II.E.1 and II.E.2 of this Order in any Divestiture Agreement related to the Liquid Finishing Business Assets;

provided, however, that Respondent Graco may, subject to the prior approval of the Commission, receive a covenant not to sue from the Commission-approved Acquirer not to assert against the Gema Powder Finishing Business any Intellectual Property that is divested by Respondent Graco to the Commission-approved Acquirer pursuant to this Order; and

provided further that any such covenant not to sue the Gema Powder Finishing Business received by Respondent Graco from the Commission-approved Acquirer shall be limited to the following field/application: powder finishing.

F.	At the request of the Commission-approved Acquirer, pursuant to an agreement that receives the prior approval of the Commission, Respondent Graco shall, for a period not to exceed twelve (12) months from the Divestiture Date, or as otherwise approved by the Commission, provide Transitional Services to the Commission-approved Acquirer:

1.	Sufficient to enable the Commission-approved Acquirer to operate the divested assets and business in substantially the same manner as they were operated prior to the Acquisition; and

2.	At substantially the same level and quality as such services were provided by Respondents in connection with the operation of the divested assets and business prior to the Acquisition.

Provided, however, that Respondent Graco shall not (i) require the Commission-approved Acquirer to pay compensation for Transitional Services that exceeds the Direct Cost of providing such goods and services, (ii) terminate its obligation to provide Transitional Services because of a material breach by the Commission-approved Acquirer of any agreement to provide such assistance, in the absence of a final order of a court of competent jurisdiction, except if Respondent Graco is unable to provide such services due to such material breach, or (iii) seek to limit the damages (such as indirect, special, and consequential damages) which a Commission-approved Acquirer would be entitled to receive in the event of Respondent Graco’s breach of any agreement to provide Transitional Services.

G.	Respondent ITW shall provide the Commission-approved Acquirer, at the request of the Commission-approved Acquirer, the transition and support services Respondent ITW has agreed to provide to Respondent Graco in the Asset Purchase Agreement on the terms and subject to the conditions contemplated by the Asset Purchase Agreement.

H.	Respondent Graco shall provide the Commission-approved Acquirer with the opportunity to identify, recruit, and employ any Liquid Finishing Business Employee in conformance with the following:

1.	No later than ten (10) days after a request from a Prospective Acquirer, or staff of the Commission, Respondents shall provide the Prospective Acquirer with the following information for each Liquid Finishing Business Employee, as and to the extent permitted by law:

a.	name, job title or position, date of hire, and effective service date;
b.	a specific description of the employee’s responsibilities;
c.	the base salary or current wages;
d.	the most recent bonus paid, aggregate annual compensation for Respondent ITW’s last fiscal year, and current target or guaranteed bonus, if any;
e.	employment status (i.e., active or on leave or disability; full-time or part- time);
f.	any other material terms and conditions of employment in regard to such employee that are not otherwise generally available to similarly-situated employees; and
g.	at the Prospective Acquirer’s option, copies of all employee benefit plans and summary plan descriptions (if any) applicable to the relevant Liquid Finishing Business Employee.

2.	No later than thirty (30) days before the Divestiture Date, after a request from a Prospective Acquirer, Respondent Graco shall provide the Prospective Acquirer with an opportunity (i) to meet, personally and outside the presence or hearing of any employee or agent of any Respondent, with any Liquid Finishing Business Employee for the purpose of discussing potential employment, (ii) to inspect the personnel files and other documentation relating to any such employee, to the extent permissible under applicable laws, and (iii) to make offers of employment to any Liquid Finishing Business Employee.

3.	Respondent Graco shall (i) not interfere, directly or indirectly, with the hiring or employing by the Prospective Acquirer of any Liquid Finishing Business Employee, (ii) not offer any incentive to any Liquid Finishing Business Employee to decline employment with the Prospective Acquirer, (iii) not make any counteroffer to any Liquid Finishing Business Employee who receives a written offer of employment from the Prospective Acquirer; provided, however, that nothing in this Order shall be construed to require Respondent Graco to terminate the employment of any employee or prevent Respondent Graco from continuing the employment of any employee; (iv) remove any impediments within the control of Respondent Graco that may deter any Liquid Finishing Business Employee from accepting employment with the Prospective Acquirer, including, but not limited to, any non-compete or confidentiality provisions of employment or other contracts with Respondent Graco that would affect the ability of such employee to be employed by the Prospective Acquirer, and (v) not otherwise interfere with the recruitment of any Liquid Finishing Business Employee by the Prospective Acquirer.

I.	Until the Divestiture Date, Respondent Graco shall provide each Liquid Finishing Business Employee with reasonable financial incentives to continue in his or her position consistent with past practices and/or as may be necessary to preserve the marketability, viability, and competitiveness of the Liquid Finishing Business Assets pending divestiture. Such incentives shall include employee benefits, including regularly scheduled raises, bonuses, vesting of current and accrued retirement benefits (as permitted by law), on the same basis as provided under the Asset Purchase Agreement to other employees hired by Respondent Graco in the Acquisition, and such additional incentives as may be necessary to assure the continuation and to prevent any diminution of the viability, marketability, and competitiveness of the Liquid Finishing Business Assets until the Divestiture Date, and as may otherwise be necessary to achieve the purposes of this Order and the Hold Separate.

J.	For a period of two (2) years after the Divestiture Date, Respondent Graco shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any Liquid Finishing Business Employee who has accepted an offer of employment with the Commission- approved Acquirer, or who is employed by the Commission-approved Acquirer, to terminate his or her employment relationship with the Commission-approved Acquirer; provided, however, Respondent Graco may:

1.	Advertise for employees in newspapers, trade publications, or other media, or engage recruiters to conduct general employee search activities, so long as these actions are not targeted specifically at any Liquid Finishing Business Employees; and

2.	Hire Liquid Finishing Business Employees who apply for employment with Respondent Graco, so long as such individuals were not solicited by Respondent Graco in violation of this paragraph; provided further, that this sub-Paragraph shall not prohibit Respondent Graco from making offers of employment to or employing any Liquid Finishing Business Employees if the Commission- approved Acquirer has notified Respondent Graco in writing that the Commission-approved Acquirer does not intend to make an offer of employment to that employee, or where such an offer has been made and the employee has declined the offer, or where the individual’s employment has been terminated by the Commission-approved Acquirer.

K.	No later than the Divestiture Date, Respondents shall assign, transfer, convey, and divest all rights, title and interest in and to the 3M Agreements, the DeKups Products, and the DeKups IP and Tooling (including upon termination of the 3M Agreements) to the Liquid Finishing Business and/or the Commission-approved Acquirer pursuant to the 3M-ITW Settlement-Related Agreements or otherwise; provided, however, that in the event Respondent ITW obtains ownership, possession, or control of any rights, title or interest in or to the 3M Agreements, the DeKups Products, and/or the DeKups IP and Tooling after the Divestiture Date, then Respondent ITW shall immediately transfer, convey, and deliver all such rights, title, and interest, absolutely and in good faith, to the Liquid Finishing Business and/or the Commission-approved Acquirer.

L.	The purpose of the divestiture of the Liquid Finishing Business Assets is to ensure the continuation of the Liquid Finishing Business Assets as an ongoing, viable business operating in the same relevant markets in which such assets were competing at the time of the announcement of the Acquisition by Respondents, and to remedy the lessening of competition resulting from the Acquisition as alleged in the Commission’s Complaint.

III.

IT IS FURTHER ORDERED that:

A.	Respondents shall (i) keep confidential and not disclose (including with respect to Respondents’ employees) and (ii) not use for any reason or purpose, any Confidential Business Information pertaining to the Liquid Finishing Business, the LFB Powder Finishing Business, and the Liquid Finishing Business Assets; provided, however, that the Respondents may disclose or use such Confidential Business Information:

1.	In the course of performing their obligations as permitted under this Order or the Hold Separate, including as necessary to effect the marketing and divestiture of the Liquid Finishing Business Assets pursuant to Paragraph II. of this Order and the provision of Transitional Services; provided further, that Respondents’ employees who provide support services under the Hold Separate or Transitional Services under the Divestiture Agreement(s), or who staff the Hold Separate Business, shall be deemed to be performing obligations under this Order or the Hold Separate.

2.	In the course of performing their obligations under the Divestiture Agreement(s);

3.	To enforce the terms of the Divestiture Agreement(s) or to prosecute or defend against any dispute or legal proceeding;

4.	To comply with financial reporting requirements, obtain legal advice, defend legal claims, enforce actions threatened or brought against the Liquid Finishing Business, the LFB Powder Finishing Business, or the Liquid Finishing Business Assets, or as required by applicable law, regulations, and other legal requirements (including in connection with tax returns, reports required by securities laws and payroll, benefits, or personnel reports or information) or in overseeing compliance with policies and standards concerning health, safety, and environmental aspects of the operation of the Liquid Finishing Business and the LFB Powder Finishing Business and the integrity of the Liquid Finishing Business and LFB Powder Finishing Business financial controls;

5.	To Respondent Graco’s lenders, auditors, attorneys, and financial advisors; and

6.	As otherwise permitted by the Commission staff, this Order, the Hold Separate, or the Divestiture Agreement(s).

B.	If the disclosure or use of any Confidential Business Information is permitted to Respondents’ employees or to any other Person under Paragraph III.A. of this Order, then Respondents shall limit such information (i) only to those employees or other Persons who require such information for the purposes permitted under Paragraph III.A., (ii) only to the extent such information is required, and (iii) only after such employees or other Persons have signed an agreement in writing to maintain the confidentiality of such information.

C.	Respondents shall enforce the terms of this Paragraph III. as to their employees and any other Person and take such action as is necessary to cause each of their employees and any other Person to comply with the terms of this Paragraph III., including implementation of access and data controls, training of their employees, and all other actions that Respondents would take to protect their own trade secrets and proprietary information.

IV.

IT IS FURTHER ORDERED that:

A.	The Divestiture Agreement(s) shall not limit or contradict, or be construed to limit or contradict, the terms of this Order, it being understood that nothing in this Order shall be construed to reduce any rights or benefits of the Commission-approved Acquirer or to reduce any obligations of the Respondents under such agreements.

B.	The Divestiture Agreement(s) shall be incorporated by reference into this Order and made a part hereof.

C.	Respondent Graco shall comply with all provisions of the Divestiture Agreement(s), and any breach by Respondent Graco of any term of such agreement shall constitute a violation of this Order. If any term of a Divestiture Agreement varies from the terms of this Order (“Order Term”), then to the extent that Respondent Graco cannot fully comply with both terms, the Order Term shall determine Respondent Graco’s obligations under this Order. Any failure by Respondent Graco to comply with any term of a Divestiture Agreement shall constitute a failure to comply with this Order.

D.	Respondent Graco shall not modify or amend any of the terms of the Divestiture Agreement(s) without the prior approval of the Commission, except as otherwise provided in Rule 2.41(f)(5) of the Commission’s Rules of Practice and Procedure, 16 C.F.R. § 2.41(f)(5). Notwithstanding any paragraph, section, or other provision of the Divestiture Agreement, any modification of the Divestiture Agreement without the prior approval of the Commission, or as otherwise provided in Rule 2.41(f)(5), shall constitute a failure to comply with this Order.

V.

IT IS FURTHER ORDERED that:

A.	If Respondent Graco has not divested the Liquid Finishing Business Assets and otherwise fully complied with its obligations as required by Paragraphs II.A.-I., of this Order, the Commission may appoint a trustee (“Divestiture Trustee”) to divest the Liquid Finishing Business Assets, grant a Graco License, and/or perform Respondent Graco’s other obligations in a manner that satisfies the requirements of this Order. The Divestiture Trustee appointed pursuant to this Paragraph may be the same Person appointed as Hold Separate Trustee pursuant to the relevant provisions of the Hold Separate entered in this matter.

B.	In the event that the Commission or the Attorney General brings an action pursuant to § 5(l) of the Federal Trade Commission Act, 15 U.S.C. § 45(l), or any other statute enforced by the Commission, Respondent Graco shall consent to the appointment of a Divestiture Trustee in such action to divest the relevant assets and grant the relevant license in accordance with the terms of this Order. Neither the appointment of a Divestiture Trustee nor a decision not to appoint a Divestiture Trustee under this Paragraph shall preclude the Commission or the Attorney General from seeking civil penalties or any other relief available to it, including a court-appointed Divestiture Trustee, pursuant to § 5(l) of the Federal Trade Commission Act, or any other statute enforced by the Commission, for any failure by the Respondents to comply with this Order.

C.	The Commission shall select the Divestiture Trustee, subject to the consent of Respondent Graco, which consent shall not be unreasonably withheld. The Divestiture Trustee shall be a person with experience and expertise in acquisitions and divestitures. If Respondent Graco has not opposed, in writing, including the reasons for opposing, the selection of any proposed Divestiture Trustee within ten (10) days after notice by the staff of the Commission to Respondent Graco of the identity of any proposed Divestiture Trustee, Respondent Graco shall be deemed to have consented to the selection of the proposed Divestiture Trustee.

D.	Within ten (10) days after appointment of a Divestiture Trustee, Respondent Graco shall execute a trust agreement that, subject to the prior approval of the Commission, transfers to the Divestiture Trustee all rights and powers necessary to permit the Divestiture Trustee to effect the relevant divestiture or transfer required by this Order.

E.	If a Divestiture Trustee is appointed by the Commission or a court pursuant to this Order, Respondent Graco shall consent to the following terms and conditions regarding the Divestiture Trustee’s powers, duties, authority, and responsibilities:

1.	Subject to the prior approval of the Commission, the Divestiture Trustee shall have the exclusive power and authority to divest, assign, grant, license, transfer, deliver, or otherwise convey the relevant assets that are required by this Order to be divested, assigned, granted, licensed, transferred, delivered, or otherwise conveyed.

2.	The Divestiture Trustee shall have twelve (12) months from the date the Commission approves the trust agreement described herein to accomplish the divestiture and/or other obligations required by this Order, which shall be subject to the prior approval of the Commission. If, however, at the end of the twelve (12) month period, the Divestiture Trustee has submitted a plan of divestiture or compliance with other obligations, or believes that the divestiture or compliance with other obligations can be achieved within a reasonable time, the divestiture period may be extended by the Commission, or, in the case of a court-appointed Divestiture Trustee, by the court; provided, however, that the Commission may extend the period only two (2) times.

3.	Subject to any demonstrated legally recognized privilege, the Divestiture Trustee shall have full and complete access to the personnel, books, records, and facilities related to the relevant assets that are required to be divested, assigned, granted, licensed, delivered, or otherwise conveyed by this Order and to any other relevant information, as the Divestiture Trustee may request. Respondent Graco shall develop such financial or other information as the Divestiture Trustee may request and shall cooperate with the Divestiture Trustee. Respondent Graco shall take no action to interfere with or impede the Divestiture Trustee’s accomplishment of the divestiture. Any delays in divestiture caused by Respondent Graco shall extend the time for divestiture under this Paragraph V in an amount equal to the delay, as determined by the Commission or, for a court-appointed Divestiture Trustee, by the court.

4.	The Divestiture Trustee shall use commercially reasonable best efforts to negotiate the most favorable price and terms available in each contract that is submitted to the Commission, subject to Respondent Graco’s absolute and unconditional obligation to divest expeditiously and at no minimum price. The divestiture shall be made in the manner and to a Commission-approved Acquirer as required by this Order; provided, however, if the Divestiture Trustee receives bona fide offers from more than one acquiring entity, and if the Commission determines to approve more than one such acquiring entity, the Divestiture Trustee shall divest to the acquiring entity selected by Respondent Graco from among those approved by the Commission; provided further, however, that Respondent Graco shall select such entity within five (5) days of receiving notification of the Commission’s approval.

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5.	The Divestiture Trustee shall serve, without bond or other security, at the cost and expense of Respondent Graco, on such reasonable and customary terms and conditions as the Commission or a court may set. The Divestiture Trustee shall have the authority to employ, at the cost and expense of Respondent Graco, such consultants, accountants, attorneys, investment bankers, business brokers, appraisers, and other representatives and assistants as are necessary to carry out the Divestiture Trustee’s duties and responsibilities. The Divestiture Trustee shall account for all monies derived from the divestiture and all expenses incurred. After approval by the Commission and, in the case of a court-appointed Divestiture Trustee, by the court, of the account of the Divestiture Trustee, including fees for the Divestiture Trustee’s services, all remaining monies shall be paid at the direction of Respondent Graco, and the Divestiture Trustee’s power shall be terminated. The compensation of the Divestiture Trustee shall be based at least in significant part on a commission arrangement contingent on the divestiture of all of the relevant assets that are required to be divested by this Order.

6.	Respondent Graco shall indemnify the Divestiture Trustee and hold the Divestiture Trustee harmless against any losses, claims, damages, liabilities, or expenses arising out of, or in connection with, the performance of the Divestiture Trustee’s duties, including all reasonable fees of counsel and other expenses incurred in connection with the preparation for, or defense of, any claim, whether or not resulting in any liability, except to the extent that such losses, claims, damages, liabilities, or expenses result from gross negligence or willful misconduct by the Divestiture Trustee. For purposes of this Paragraph V.E.6., the term “Divestiture Trustee” shall include all Persons retained by the Divestiture Trustee pursuant to Paragraph V.E.5. of this Order.

7.	The Divestiture Trustee shall have no obligation or authority to operate or maintain the relevant assets required to be divested by this Order.

8.	The Divestiture Trustee shall report in writing to Respondent Graco and to the Commission every thirty (30) days concerning the Divestiture Trustee’s efforts to accomplish the divestiture.

9.	Respondents may require the Divestiture Trustee and each of the Divestiture Trustee’s consultants, accountants, attorneys, and other representatives and assistants to sign a customary confidentiality agreement; provided, however, such agreement shall not restrict the Divestiture Trustee from providing any information to the Commission.

F.	If the Commission determines that a Divestiture Trustee has ceased to act or failed to act diligently, the Commission may appoint a substitute Divestiture Trustee in the same manner as provided in this Paragraph V.

G.	The Commission or, in the case of a court-appointed Divestiture Trustee, the court, may on its own initiative or at the request of the Divestiture Trustee issue such additional orders or directions as may be necessary or appropriate to accomplish the divestiture required by this Order.

VI.

IT IS FURTHER ORDERED that:

A.	Within thirty (30) days after the date this Order becomes final and every thirty (30) days thereafter until Respondents have fully complied with the provisions of Paragraphs II and V of this Order, Respondents shall submit to the Commission a verified written report setting forth in detail the manner and form in which they intend to comply, are complying, and have complied with this Order, and the Hold Separate. Respondent Graco shall include in its compliance reports, among other things that are required from time to time, a full description of the efforts being made to comply with this Order and with the Hold Separate, including a description of all substantive contacts or negotiations relating to the divestiture and approval, and the identities of all parties contacted. Respondents shall include in their compliance reports copies, other than of privileged materials, of all written communications to and from such parties, all internal memoranda, and all reports and recommendations concerning the divestiture and approval, and, as applicable, a statement that the divestiture approved by the Commission has been accomplished, including a description of the manner in which Respondent Graco completed such divestiture and the date the divestiture was accomplished.

B.	One (1) year after the date this Order becomes final, Respondents, and annually thereafter for the next five (5) years on the anniversary of the date this Order becomes final, and at such other times as the Commission may request, Respondent Graco shall file a verified written report with the Commission setting forth in detail the manner and form in which it has complied and is complying with the Order and any Divestiture Agreement.

VII.

IT IS FURTHER ORDERED that Respondent Graco shall notify the Commission at least thirty (30) days prior to:

A.	Any proposed dissolution of Respondent Graco;

B.	Any proposed acquisition, merger, or consolidation of Respondent Graco; or

C.	Any other change in Respondent Graco, including, but not limited to, assignment and the creation or dissolution of subsidiaries, if such change might affect compliance obligations arising out of this Order.

VIII.

IT IS FURTHER ORDERED that, for the purpose of determining or securing compliance with this Order, subject to any legally recognized privilege, upon written request and five (5) days’ notice to the relevant Respondent, with respect to any matter contained in this Order, the relevant Respondent shall permit any duly authorized representative of the Commission:

A.	Access, during business office hours of the relevant Respondent(s) and in the presence of counsel, to all facilities and access to inspect and copy all books, ledgers, accounts, correspondence, memoranda, and all other records and documents in the possession or under the control of the relevant Respondent(s) related to compliance with the Consent Agreement and/or the Orders, which copying services shall be provided by such Respondent(s) at the request of the authorized representative(s) of the Commission and at the expense of such Respondent(s); and

B.	Without restraint or interference from such Respondent(s), to interview officers, directors, or employees of such Respondent(s), who may have counsel present.

IX.

IT IS FURTHER ORDERED that this Order shall terminate on October 6, 2024.

By the Commission, Commissioner Ohlhausen abstaining, and Commissioner Wright and Commissioner McSweeny not participating.

Donald S. Clark

Secretary

SEAL:

ISSUED: October 6, 2014

ATTACHMENTS

[Confidential Exhibits Redacted From the Public Record Version,

But Incorporated By Reference]

APPENDIX 1: DeKups Products and 3M Agreements

CONFIDENTIAL Exhibit 1: The 3M Agreements

CONFIDENTIAL Exhibit 2: 3M-ITW Settlement-Related Agreements

Exhibit 3: DeKups Intellectual Property Transferred Pursuant to 3M-ITW Settlement-Related Agreements

APPENDIX 2: LFB Powder Finishing Products

Exhibit 1: DeVilbiss Powder Finishing Products

Exhibit 2: Ransburg Powder Finishing Products

APPENDIX 3: Ransburg Powder Finishing Intellectual Property

Exhibit 1:  Ransburg Powder Finishing Intellectual Property

Exhibit 2:  Divested Ransburg Powder Finishing Intellectual Property

Exhibit 3:  Retained Ransburg Powder Finishing Intellectual Property

APPENDIX 4:  Graco Retained Intellectual Property

APPENDIX 5:  Licensed-Back Powder Finishing Intellectual Property

APPENDIX 6:  Liquid Finishing Business Intellectual Property

Exhibit 1:  Patents and Patent Applications

CONFIDENTIAL Exhibits 2 and 2A: Unpublished and Unfiled Patent Applications

CONFIDENTIAL Exhibit 3: Abandoned or Expired Patents

Exhibit 4:  Trademarks

Exhibit 5:  Inactive Trademarks